EXHIBIT 10.1

               Consulting Agreement with Stanton, Walker & Company


                              CONSULTING AGREEMENT

         This Consulting Agreement (the "Agreement") is entered into this 19th day of July, 2006 by and between Stanton, Walker & Company, a New Jersey Corporation (hereinafter referred to as, "Consultant"), and Trudy Corporation (OTCBB: TRDY) (hereinafter referred to as, "Client"), a Delaware corporation, (collectively referred to as the "Parties") with reference to the following:

                              Preliminary Statement

         The Client desires to be assured of the association and services of the Consultant in order to avail itself of the Consultant's experience, skills, abilities, knowledge, and background and is therefore willing to engage Consultant upon the terms and conditions set forth herein. Consultant desires to be assured, and Client desires to assure Consultant, that, if Consultant associates with Client and allocates its resources necessary to provide Client with its consulting services, Consultant will be paid the consideration described herein and said consideration will be nonrefundable, regardless of the circumstances.

Consultant agrees to be engaged and retained by Client and upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

Engagement. Client hereby engages Consultant on a non-exclusive basis, and Consultant hereby accepts the engagement to a mergers and acquisition Consultant to Client and to render such advice, consultation, information, and services to the Directors and/or Officers of Client regarding general business combination and mergers and acquisition matters including, but not limited to the following:

     1. Advice and Counsel. Consultant will provide advice and counsel regarding Client's strategy and negotiations with potential business strategic partnering, and/or other general business consulting needs as expressed by Client and as agreed to by Consultant.

     2. Client and/or Client's Affiliate Transaction Due Diligence. Consultant will participate and assist Client, where possible, on all proposed financial transactions affecting Client of which Consultant is notified in writing in advance, including providing advice on the financial, valuation and stock price implications of the proposed transaction(s).

     3. Mergers and Acquisitions. Consultant will provide assistance to Client, as mutually agreed, in identifying merger and/or acquisition candidates and assisting in any due diligence process. It is expressly understood that Consultant shall have no power to bind Client to any contract or transaction obligation. An introduction bonus shall be due Consultant for the successful mutual execution of a Letter of Intent and/or Definitive Agreement pursuant to Section 3.a.ii. below.

         a. Mergers and Acquisitions. Consultant agrees, from time to time, to provide consultative services to Client in acquiring, merging, and/or divesting businesses, and/or operations on a non-exclusive basis, as Consultant deems appropriate in its sole discretion. Consultant will introduce the Client to one or more parties who might be interested in (whether by way of merger, consolidation, asset purchase, technology license, or substantially similar transaction) either, (a) acquiring some or all of Client's assets or, (b) selling some or all of their own assets to Client and/or, (c) entering into some form of strategic alliance with Client. In consideration of Consultant's services, Client agrees to pay Consultant the bonus set forth in paragraph 3.a.ii.

                  i. Performance by Consultant. Consultant shall be deemed to have earned its introduction bonus under Section 3.a.ii upon the occurrence of (A) either (i) Consultant's introduction of any potential acquirer or seller of assets or merger candidate or, (ii) upon Consultant providing consultative services to Client on merger, acquisition and/or divestiture efforts for an introduced or non-introduced merger, acquisition and/or divestiture candidate* and (B) (iii) the execution by Client of a Letter of Intent ("LOI") and/or Definitive Agreement ("DA") with respect to a merger, acquisition, and/or divestiture by Client made within the Term of this Agreement or the first twelve months after the completion of the Term of this Agreement. Consultant shall be entitled to receive an introduction bonus (as described in paragraph 3.a.ii., below) for each merger, acquisition and/or divestiture by the Client. Each such obligation of Client to pay such introduction bonus shall be deemed a separate agreement hereunder severable from each of the other obligations to pay engagement fees or other introduction bonuses hereunder and each obligation shall be separately enforceable as if separate written agreements existed for each introduction and/or consultative service made by Consultant.

                         * The Consultant's bonus fee will be reduced by 50% if Delta Capital Group LLC introduces the potential acquirer or seller of assets or merger candidate and provides material support and reduces its fee accordingly. Consultant will not reduce its bonus fee if it introduces the potential acquirer or seller of assets or merger candidate. If Client introduces the potential acquirer or seller of assets or merger candidate the bonus fee shall be deemed to have been earned under section 3.a.ii, provided that Section 3.a.i (B above) is satisfied. If Delta Capital provides material support in relation to a potential acquirer or seller of assets or merger candidate introduced by Client, then Consultant will reduce its bonus fee by 25%. Consultant will make the exception for Chart Studio, Inc for which it will receive a bonus fee of 2% if a Definitive Agreement is mutually executed.

                  ii. Amount and Payment of Consultant's Introduction Bonus For Merger/Acquisition.

                         For a signed Letter of Intent or similar document that is mutually executed between Client and another organization, Client shall pay Consultant cash, according to the schedule below based upon the total value of the transaction outlined in the executed Letter of Intent. The cash payment shall be made within ten (10) business days of the execution of the Letter of Intent.

                         Bonus Schedule:

                         If the LOI Total Value is:     The bonus payment is:
                         --------------------------     ---------------------

                         Up to $500,000                       $15,000**
                         From $500,000 to $1,500,000          $25,000**
                         From $1,500,000 to $4,000,000        $45,000**
                         From $4,000,000 to $7,500,000        $75,000**
                         From $7,500,000                      $100,000**

                         For a signed Definitive Agreement or similar document that is mutually executed between Client and another organization, Client shall pay Consultant cash according to the schedule below based upon the Total value of the transaction outlined in the executed Definitive Agreement. The cash payment shall be made within ten (10) business days of the execution of the Definitive Agreement.

                         If the DA Total Value is:      The bonus payment is(1):
                         -------------------------      ------------------------

                         Up to $500,000                       $20,000**
                         From $500,000 to $1,500,000          $50,000**
                         From $1,500,000 to $4,000,000        $80,000**
                         From $4,000,000 to $7,500,000        $125,000**
                         From $7,500,000                      $150,000**

                         (1)  Provided there was a previously executed LOI.

                         If a Definitive Agreement was mutually executed but previously no LOI was executed, then the bonus payment shall be:

                         If the DA Total Value is:      The bonus payment is:
                         -------------------------      ---------------------

                         Up to $500,000                       $35,000**
                         From $500,000 to $1,500,000          $75,000**
                         From $1,500,000 to $4,000,000        $125,000**
                         From $4,000,000 to $7,500,000        $200,000**
                         From $7,500,000                      $250,000**

                         ** Bonus payment will not exceed 5% of the Total Value.

                         In the event Consultant introduces Client to a Joint Venture Partner or Consultant provides consultative services to Client who then successfully enters into a Joint Venture Agreement with any organization, Client shall pay Consultant, in cash, one (1.0) percent of the Joint Venture's quarterly gross revenue, within thirty days after the end of each quarter.

                         Note: "Total value" shall include, but is not limited to cash, cash equivalents, stock, and the value of any consideration other than cash paid or received by Client.

         b. Payment. In addition to the payment of the Engagement Fee, which is due and payable upon the execution of this Agreement pursuant to the terms of Section 5 below, each time an introduction bonus is due as specified in any other provision of this Agreement, the introduction bonus amount shall be payable as specified therein. The introduction bonus due Consultant shall be in addition to any bonus, fees or funds which may be payable to any other person or entity as a result of the transaction. If for any reason, Client fails to make payment within the time period specified, then Client shall pay Consultant an additional fee equal to one (1) percent of the balance outstanding compounded monthly. This additional fee is earned each month and is payable immediately.

         c. Registered Stock In Lieu of Cash. For all introduction bonuses earned under section 3.a.ii. above, Consultant agrees to accept registered shares in lieu of cash provided such shares are received by Consultant within the same time period as cash is due. The exact number of shares shall be calculated by taking the closing price of Client's common stock for the last trading day prior to the execution of the Letter of Intent or the Definitive Agreement and dividing that number into the cash introduction bonus(es) as set forth in 3.a.ii above.

                  Consultant makes no guarantee that it will be able to successfully locate a merger or acquisition target nor, if one is located, for that transaction to be consummated within client's desired time frame. Any comments made regarding potential time frames or anything that pertains to the outcome of client's needs are expressions of consultant's opinion only, and for purposes of this agreement are specifically disavowed.

     4.0 Standard of Performance. Consultant shall devote such time and efforts to the affairs of the Client as is reasonably necessary to render the services contemplated by this Agreement. Any work or task of Consultant provided for herein which requires Client to provide certain information to assist Consultant in completion of the work shall be excused (without effect upon any obligation of Client) until such time as Client has fully provided all information and cooperation necessary for Consultant to complete the work. The services of Consultant shall not include the rendering of any legal opinions, the preparation of any legal documents, the performance of any work that is in the ordinary purview of an attorney or certified public accountant, or other licensed professional. Any documents or work papers that Consultant prepares in conjunction with the performance of its services on behalf of Client shall not be considered as final or legal documents and shall always be submitted to Client's legal representative for review before considering them as final documents or submitting them to a third party. Consultant cannot guarantee results on behalf of Client, but shall use commercially reasonable efforts in providing the services listed above.

     5.0 Compensation to Consultant. As consideration for Consultant entering into this Agreement, Client agrees to cause twelve million and five hundred thousand shares (12,500,000) shares (the "Engagement Fee") of its common stock, par value $ .0001 per share, to be issued to Richard P. Stanton and Richard H. Walker, alter egos of Stanton, Walker & Company in equal quantities of 6,250,000 shares each. The issuance of said shares shall be registered with the U.S. Securities and Exchange Commission. The issuance of said shares shall take place within 15 business days of the execution of this agreement.

     Note: Consultant shall have no obligation to perform any duties provided for herein if payment [cash and/or stock] is not received by consultant within the time periods as stipulated above. In addition, consultant's obligations under this agreement shall be become null and void if any payment owing hereunder is not delivered within the time periods as stipulated above. Furthermore, the receipt of any fees due to consultant upon execution of this agreement are not contingent upon any prior performance of any duties whatsoever described within this agreement. Client expressly agrees that the engagement fee is deemed earned upon execution of this agreement and is thereafter non-refundable and non-cancelable.

     6.0 Indemnification. The Client agrees to indemnify and hold harmless Consultant against any and all liability, loss and costs, expenses or damages, including but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever or howsoever caused by reason of any injury (whether to body, property, personal or business character or reputation) sustained by any person or to any person or property, arising out of any act, failure to act, neglect, any untrue or alleged untrue statement of a material fact or failure to state a material fact which thereby makes a statement false or misleading, or any breach of any material representation, warranty or covenant by Client or any of its agents, employees, or other representatives. Nothing herein is intended to nor shall it relieve either party from liability for its own willful act, omission or negligence. All remedies provided by law, or in equity shall be cumulative and not in the alternative.

     7.0 Confidentiality. Consultant and Client each agree to keep confidential and provide reasonable security measures to keep confidential information where release may be detrimental to their respective business interests. Consultant and Client shall each require their employees, agents, affiliates, other licensees, and others who will have access to the information through Consultant and Client respectively, to first enter appropriate non-disclosure Agreements requiring the confidentiality contemplated by this Agreement in perpetuity. Consultant will not, either during its engagement by the Client pursuant to this Agreement or at any time thereafter, disclose, use or make known for its or another's benefit any confidential information, knowledge, or data of the Client or any of its affiliates in any way acquired or used by Consultant during its engagement by the Client. Confidential information, knowledge or data of the Client and its affiliates shall not include any information that is, or becomes generally available to the public other than as a result of a disclosure by Consultant or its representatives.

     8.0 Amendment and Modification. This Agreement may be amended, modified and supplemented only by written agreement of Consultant and Client.

     9.0 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The obligations of either party hereunder cannot be assigned without the express written consent of the other party.

     10.0 Governing Law; Venue. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to its conflict of law doctrine. Client and Consultant agree that if any action is instituted to enforce or interpret any provision of this Agreement, the jurisdiction and venue shall be Glen Rock, New Jersey.

     11.0 Attorneys' Fees and Costs. If any action is necessary to enforce and collect upon the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs, in addition to any other relief to which that party may be entitled. This provision shall be construed as applicable to the entire Agreement.

     12.0 Survivability. If any part of this Agreement is found, or deemed by a court of competent jurisdiction, to be invalid or unenforceable, that part shall be severable from the remainder of the Agreement.

     13.0 Facsimile Signatures. The Parties hereto agree that this Agreement may be executed by facsimile signatures and such signature shall be deemed originals. The Parties further agree that within ten (10) days following the execution of this Agreement, they shall exchange original signature pages.

     14.0 Arbitration. All disputes, controversies, or differences between client, consultant or any of their officers, directors, legal representatives, attorneys, accountants, agents or employees, or any customer or other person or entity, arising out of, in connection with or as a result of this agreement, shall be resolved through arbitration rather than through litigation. With respect to the arbitration of any dispute, the undersigned hereby acknowledge and agree that:

         A.       Arbitration is final and binding on the parties;

         B. The parties are waiving their right to seek remedy in court, including their right to jury trial;

         C. Pre-arbitration discovery is generally more limited and different from court proceeding;

         D. The arbitrator's award is not required to include factual findings or legal reasoning and any party's right of appeal or to seek modification of ruling by the arbitrators is strictly limited;

         E. This arbitration provision is specifically intended to include any and all statutory claims which might be asserted by any party;


         F. Each party hereby agrees to submit the dispute for resolution to the American Arbitration Association, in Glen Rock, New Jersey within five (5) days after receiving a written request to do so from the other party;

         G. If either party fails to submit the dispute to arbitration on request, then the requesting party may commence an arbitration proceeding, but is under no obligation to do so;

         H. Any hearing scheduled after an arbitration is initiated shall take place in Glen Rock, New Jersey;

         I. If either party shall institute any court proceeding in an effort to resist arbitration and be unsuccessful in resisting arbitration or shall unsuccessfully contest the jurisdiction of any arbitration forum located in Glen Rock, New Jersey, over any matter which is the subject of this agreement, the prevailing party shall be entitled to recover from the losing party its legal fees and any out-of-pocket expenses incurred in connection with the defense of such legal proceeding or its efforts to enforce its rights to arbitration as provided for herein;

         J. The parties shall accept the decision of any award as being final and conclusive and agree to abide thereby;

         K. Any decision may be filed with any court as a basis for judgment and execution for collection.


     15.0 Term/Termination. This Agreement shall expire twelve months from the date first written above.

     16.0 Representations, Warrants and Covenants. The Client represents, warrants and covenants to the Consultant as follows:


         The Client has the full authority, right, power and legal capacity to enter into this Agreement and to consummate the transactions that are provided for herein.

         The business and operations of the Client have been and are being conducted in all material respects in accordance with all applicable laws, rules and regulations of all authorities that affect the Client or its properties, assets, businesses or prospects. The performance of this Agreement shall not result in any breach of, or constitute a default under, or result in the imposition of any lien or encumbrance upon any property of the Client or cause acceleration under any arrangement, agreement or other instrument to which the Client is a party or by which any of its assets are bound. The Client has performed in all respects all of its obligations which are, as of the date of this Agreement, required to be performed by it pursuant to the terms of any such agreement, contract or commitment.

     17.0 Notices. Any notice or other communication required or permitted hereunder must be in writing and sent by either (i) certified mail, postage prepaid, return receipt requested and First Class mail; or (ii) overnight delivery with confirmation of delivery; or (iii) facsimile transmission with an original mailed by first class mail, postage prepaid, addressed as follows:

         If to the Client:                         William W. Burnham
                                                   Trudy Corporation
                                                   353 Main Avenue
                                                   Norwalk, CT 06851
                                                   Facsimile No: (203) 846-1776

         If to Consultant:                         Richard P. Stanton
                                                   Stanton, Walker & Company
                                                   55 Harristown Road
                                                   Glen Rock, NJ 07452
                                                   Facsimile No: (201) 689-8142

     or in each case to such other address and facsimile number as shall have last been furnished by like notice. If mailing is impossible due to an absence of postal service, and other methods of sending notice are not otherwise available, notice shall be hand-delivered to the aforesaid addresses. Each notice or communication shall be deemed to have been given as of the date so mailed or delivered, as the case may be; provided, however, that any notice sent by facsimile shall be deemed to have been given as of the date sent by facsimile if a copy of such notice is also mailed by first class mail on the date sent by facsimile; if the date of mailing is not the same as the date of sending by facsimile, then the date of mailing by first class mail shall be deemed to be the date upon which notice given.

     18.0 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


     19.0 Preliminary Statement. The Preliminary Statement is incorporated herein by this reference and made a material part of this Agreement.


IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.



CLIENT: TRUDY CORPORATION (TRDY)
        ------------------------

/s/ WILLIAM W. BURNHAM
--------------------------------
Name:  William W. Burnham
Title: Chairman



CONSULTANT:

/s/ RICHARD P. STANTON
--------------------------------
Richard P. Stanton
Its Managing Director